Exhibit 99.2

MCKESSON CORPORATION

Offer to Exchange All Shares of Common Stock of

PF2 SPINCO, INC.

which are owned by McKesson Corporation and

which, after the exchange, will be converted into Shares of Common Stock of

CHANGE HEALTHCARE INC.

for

Shares of Common Stock of McKesson Corporation

Pursuant to the Prospectus, dated February 10, 2020

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 9, 2020, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE EXCHANGE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE EXCHANGE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF MCKESSON COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER OR AFTER APRIL 6, 2020 (I.E., AFTER THE EXPIRATION OF 40 BUSINESS DAYS FROM THE COMMENCEMENT OF THE EXCHANGE OFFER), IF MCKESSON DOES NOT ACCEPT YOUR SHARES OF MCKESSON COMMON STOCK PURSUANT TO THE EXCHANGE OFFER BY 11:59 P.M., NEW YORK CITY TIME, ON SUCH DATE.

February 10, 2020

To Our Clients:

Enclosed for your consideration are the prospectus dated February 10, 2020 (the “Prospectus”) and the related Letter of Transmittal, including instructions therefor (the “Letter of Transmittal”), which, together with any amendments or supplements thereto or hereto, constitute the offer to exchange (the “Exchange Offer”) by McKesson Corporation, a Delaware corporation (“McKesson”), up to 175,995,192 shares of common stock, par value $0.001 per share (“SpinCo Common Stock”), of PF2 SpinCo, Inc., a Delaware corporation (“SpinCo”), owned by McKesson for outstanding shares of common stock, $0.01 par value (“McKesson Common Stock”), of McKesson that are validly tendered prior to the Expiration Date and not properly withdrawn, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

We are the holder of record (directly or indirectly) of shares of McKesson Common Stock held for your account. As such, a tender of such shares can be made only by us as the holder of record and pursuant to your instructions. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES OF MCKESSON COMMON STOCK HELD BY US FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the shares of McKesson Common Stock held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

Your attention is directed to the following:

1.

McKesson is offering to exchange all shares of SpinCo Common Stock which are owned by McKesson for shares of McKesson Common Stock that are validly tendered and not properly withdrawn prior to the Expiration Date. As more fully set forth in the Prospectus, the number of shares of SpinCo Common Stock you may receive in the Exchange Offer is based on the calculated per-share values determined by reference to the simple arithmetic average of the daily volume-weighted average prices for McKesson Common Stock and Change Common Stock (as defined below) on the New York Stock Exchange and The Nasdaq Global Select Market, respectively, during the three consecutive trading days ending on and including the second trading day preceding the expiration date of the Exchange Offer.

The number of shares of SpinCo Common Stock you may receive for each share of McKesson Common Stock accepted in the Exchange Offer is subject to an upper limit of 11.4086 shares of SpinCo Common Stock for each share of McKesson Common Stock accepted in the Exchange Offer. If the upper limit is reached at the expiration of the Exchange Offer (currently expected to be March 9, 2020), then the final exchange ratio will be fixed at the upper limit. The final exchange ratio (as well as whether the upper limit on the number of shares that can be received for each share of McKesson Common Stock tendered has been reached) will be announced by press release and be available on the website by 11:59 p.m., New York City time, on the second trading day (currently expected to be March 5, 2020) immediately preceding the expiration date of the exchange offer (currently expected to be March 9, 2020). The timing of such announcement will provide each holder of McKesson Common Stock with two full business days after knowing the final exchange ratio and whether the upper limit has been reached during which to decide whether to tender or withdraw their shares in the Exchange Offer; any changes in the prices of McKesson Common Stock or Change Common Stock on those additional days of the Exchange Offer period will not, however, affect the final exchange ratio. See “The Exchange Offer—Terms of the Exchange Offer—Upper Limit” in the Prospectus for a complete description of the upper limit.

If the Exchange Offer is oversubscribed (i.e., if the holders of McKesson Common Stock have validly tendered and not properly withdrawn more shares of McKesson Common Stock than McKesson is able to accept for exchange), then the shares of McKesson Common Stock validly tendered and not properly withdrawn will generally be subject to proration. See “The Exchange Offer—Terms of the Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of McKesson Common Stock” in the Prospectus for a complete description of the proration.

As described in greater detail in the Prospectus, if the Exchange Offer is consummated but is not fully subscribed because less than all shares of SpinCo Common Stock owned by McKesson are exchanged, or if the Exchange Offer is consummated but not all of the shares of SpinCo Common Stock owned by McKesson are exchanged due to the upper limit for the Exchange Offer being reached, the remaining shares of SpinCo Common Stock owned by McKesson will be distributed on a pro rata basis to holders of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the Exchange Offer (the “spin-off”), based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares of McKesson Common Stock that have been validly tendered and accepted for exchange. Any holder of McKesson Common Stock who validly tenders (and does not properly withdraw) shares of McKesson Common Stock that are accepted for exchange for shares of SpinCo Common Stock in the Exchange Offer will waive (and will cause any nominee of the holder to waive) its rights only with respect to such validly tendered shares (but not with respect to any other shares that are not validly tendered or that are validly tendered and properly withdrawn) to receive, and forfeit any rights to, shares of SpinCo Common Stock distributed on a pro rata basis to holders of McKesson Common Stock in any spin-off following consummation of the Exchange Offer.

2.

As described in greater detail in the Prospectus, immediately following consummation of the Exchange Offer and, if necessary, the spin-off, SpinCo will be merged with and into Change Healthcare, Inc., a Delaware corporation (Nasdaq: CHNG) (“Change”), whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company (the “Merger”). In the Merger, each share of SpinCo Common Stock will be converted into one share of common stock, par value $0.001 per share, of Change (the “Change Common Stock”).

3.

McKesson’s obligation to exchange shares of SpinCo Common Stock for shares of McKesson Common Stock is subject to certain conditions, as described in the Prospectus, which you should read carefully and in its entirety.

4.

Shares of McKesson Common Stock tendered pursuant to the Exchange Offer may be withdrawn at any time after the commencement of the Exchange Offer on and prior to the Expiration Date. Once McKesson accepts shares of McKesson Common Stock pursuant to the Exchange Offer, your tender is irrevocable. In addition, shares of McKesson Common Stock tendered pursuant to the Exchange Offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the Exchange Offer by such date.

5.

Tendering stockholders who fail to complete and sign the IRS Form W-9 provided in the Letter of Transmittal or submit a complete applicable IRS Form W-8, as applicable, may be subject to required U.S. federal backup withholding or U.S. federal withholding tax on any reportable or withholdable amount.

6.	Neither McKesson nor SpinCo will indemnify any individual stockholder for any taxes that may be incurred in connection with the Exchange Offer.

The Exchange Offer is made solely by means of the Prospectus and the enclosed Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of McKesson Common Stock in any jurisdiction in which such offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the Exchange Offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer presented does not extend to you.

If you wish to have us tender any or all of your shares of McKesson Common Stock, please complete, sign, detach and return to us the instruction form on the reverse side of this letter. An envelope to return to us your instruction form is enclosed. If you authorize the tender of your shares of McKesson Common Stock, all such shares will be tendered unless otherwise specified on the instruction form. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Exchange Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on March 9, 2020, unless the Exchange Offer is extended or earlier terminated.

Instructions with Respect to

Offer to Exchange All Shares of Common Stock of

PF2 SPINCO, INC.

which are owned by McKesson Corporation and

which, after the exchange, will be converted into Shares of Common Stock of

CHANGE HEALTHCARE INC.

for

Shares of Common Stock of McKesson Corporation

Pursuant to the Prospectus, dated February 10, 2020

The undersigned acknowledge(s) receipt of your letter and the enclosed prospectus dated February 10, 2020 (the “Prospectus”) and the related Letter of Transmittal, including instructions therefor (the “Letter of Transmittal”), which, together with any amendments or supplements thereto or hereto, constitute the offer to exchange (the “Exchange Offer”) by McKesson Corporation, a Delaware corporation (“McKesson”), up to 175,995,192 shares of common stock, par value $0.001 per share (“SpinCo Common Stock”), of PF2 SpinCo, Inc., a Delaware corporation (“SpinCo”), owned by McKesson for outstanding shares of common stock, $0.01 par value (“McKesson Common Stock”), of McKesson that are validly tendered prior to the expiration of the Exchange Offer and not properly withdrawn, upon the terms and subject to the conditions set forth herein and in the Prospectus.

This instructs you to tender the number of shares of McKesson Common Stock indicated below (or if no number is indicated below, all shares of McKesson Common Stock held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal furnished to the undersigned.

Account Number:

Number of shares of McKesson Common Stock to be
tendered*:

*	Unless otherwise indicated, it will be assumed that all shares of McKesson Common Stock we hold for your account are to be tendered.

ODD-LOT SHARES

☐	By checking this box, I represent that I am the direct or beneficial owner of less than 100 shares of McKesson Common Stock and am tendering all my shares of McKesson Common Stock.

Date
Signature(s)
Please type or print your name(s) here
Please type or print address
Area Code and Telephone Number

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT. DO NOT RETURN THIS FORM TO THE EXCHANGE AGENT, THE INFORMATION AGENT, SPINCO, MCKESSON OR CHANGE. DELIVERY TO ANY OF SUCH OTHER PERSONS WILL NOT CONSTITUTE A VALID DELIVERY.